Exhibit 99.1

General Environmental Management Announces Completion of
Acquisition of Santa Clara Waste Water

-Acquisition of Profitable Company Completes GEM’s First Step into Water Treatment and Waste-to-Energy Markets–

-Company Reschedules Earnings Conference Call to November 30, 2009-

-Management Provides Update on Sale of Field Services Business-

POMONA, Calif.--(BUSINESS WIRE)--General Environmental Management, Inc. (GEM) (OTCBB:GEVI) announced today that it has completed the acquisition of Santa Clara Waste Water (SCWW), a profitable, 50 year old, full service environmental services company focused primarily on the waste water treatment business. Since its inception, SCWW has treated more than 2 billion gallons of waste water and is in the top 100 privately owned non-hazardous waste water utilities in the United States.

GEM financed the acquisition through the issuance of six promissory notes in the aggregate principal amount of $9,003,000, along with warrants for the principals of SCWW to purchase 425,000 shares of GEM's common stock. The notes bear interest at 6.5 percent per annum. Two of the Notes, totaling $3,778,000, are convertible into a total of 15% of GEM's common stock on a fully diluted basis. Further details of the notes can be found in the 8-K issued by the Company.

“We are thrilled to have completed the acquisition of SCWW,” said Tim Koziol, GEM Chief Executive Officer. “We plan to work with SCWW CEO Doug Edwards and his team to achieve the goal of becoming the premier independent non-hazardous wastewater management company; First in California, then the western region and eventually in the United States.”

Koziol continued, “As I have said repeatedly, we are acquiring not only a successful company with a great track record and valuable assets, we are partnering with one of the finest management teams in the environmental management industry. Doug and his team have set the standard for wastewater management. Their facility situated on five acres of strategically located land in Santa Clarita Valley, along with their unique and invaluable 12.7 mile pipeline from their facility to Oxnard’s water reclamation center, gives GEM a corner stone to build a regional and then national presence in the water treatment market.”

“This is an important day in SCWW’s journey to become a national waste water treatment company,” said Doug Edwards. “I am very excited to be uniting with GEM’s management team to build upon the success we have earned at SCWW. I have long had a vision of growth for SCWW and I am confident that by teaming with GEM, we will be able to help make that vision a reality. The waste water treatment market is large and will continue to grow as demand for water treatment increases exponentially. SCWW is uniquely positioned to take its assets, experience, knowledge set and strategic plan and become one of the foremost waste water treatment companies in the U.S. In addition, we have a number of unique products and services in development that we can bring to market faster and with greater efficiency with the help of GEM’s talented management group.”

GEM Chief Financial Officer, Brett Clark, added, “SCWW has a profitable, high margin business model. We are acquiring the company and all of its assets for approximately three times its trailing EBIDTA, plus the assumption of long term debt secured by SCWW’s plant and equipment. SCWW’s revenues in 2008 were approximately $7.6 million. The transaction is very accretive to GEM, and the terms of the transaction are very favorable to the shareholders. Again, the details of the transaction can be found in the 8-K.”

Because of the timing of the closing of this transaction, GEM’s management has filed for an extension in filing its 10Q for the quarter ended September 30, 2009 and will reschedule its earnings conference call to Monday, November 30, 2009 at 1:30 pm PST.

Tim Koziol also provided an update on GEM’s efforts to sell its field services business in order to focus on new business opportunities. “We have made great progress over the past month in our efforts to sell our field services business,” he said. “We are actively engaged with the prospective buyer and will close this transaction as soon as practically possible. Our goal is to eliminate the majority of our debt and to refocus all of our operating efforts on the more profitable and faster growing waste water and waste-to-energy markets.”

About General Environmental Management, Inc.

General Environmental Management, Inc. (www.GeneralEnvironmental.com) is a full service hazardous waste management and environmental services firm providing integrated environmental solutions managed through its proprietary web-based enterprise software, GEMWare, including the following service offering: management and transportation of waste; design and management of on-site waste treatment systems; management of large remediation projects; response to environmental incidents and spills; and environmental, health and safety compliance. Headquartered in Pomona, California, GEM operates five field service locations and one Treatment, Storage, Disposal facility (TSDF), servicing all markets in the Western U.S.

FORWARD-LOOKING STATEMENTS

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or development that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company's actual results to differ materially from those implied or expressed by the forward-looking statements. The Company assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.

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